UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2014

Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Operating Officer
Skilled Healthcare Group, Inc. (the “Company”) has appointed Paxton L. Wiffler to serve as the Company’s Chief Operating Officer. His first day of employment will be May 8, 2014. In connection with Mr. Wiffler’s appointment, on April 10, 2014, Skilled Healthcare, LLC and Mr. Wiffler entered into an employment agreement (the “Employment Agreement”). The Employment Agreement has an initial term of two years, and is subject to automatic one-year renewal periods unless either the Company or Mr. Wiffler gives written notice of non-extension. Mr. Wiffler will receive an annual base salary of $500,000 and will be eligible to participate in the Company’s annual performance-based bonus plan with a target bonus opportunity equal to 75% of his annual base salary (pro-rated for any partial calendar year).
If Mr. Wiffler’s employment is terminated as a result of his death or disability, he will be entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, (i) a lump sum equal to the amount he would have received in respect of his base salary upon a termination by the Company without cause, less certain disability plan benefits paid to him and (ii) a lump sum amount equal to the health insurance premium cost for him and his spouse and dependents for a 12-month period following his date of termination. In the event his employment is terminated due to non-extension of the term by the Company, he will be eligible to receive a pro-rated portion of the bonus that he would have received had he been employed for the full year, as well as a lump sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. In the event that Mr. Wiffler is terminated without “cause” (as defined in the Employment Agreement) by the Company, Mr. Wiffler will be entitled to receive (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 24 months following the date of termination; (ii) a pro-rated portion of the bonus that he would have received had he been employed for the full year; and (iii) a lump sum amount equal to the health insurance premium cost for Mr. Wiffler and his spouse and dependents for a 12-month period following his date of termination.
Mr. Wiffler’s right to receive the severance payments described above is subject to his delivery of an effective general release of claims in favor of the Company. The Employment Agreement also contains customary confidentiality and non-solicitation provisions. The Company will also enter into an indemnification agreement with Mr. Wiffler that is the same in all material respects as the indemnification agreements it has entered into with its other directors and executive officers, the form of which is filed with the Securities and Exchange Commission as Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed on April 27, 2007.
Pursuant to the Employment Agreement, upon his commencement of employment the Company will grant Mr. Wiffler 400,000 shares of the Company’s restricted Class A common stock (the “Restricted Stock Award”). The Restricted Stock Award will be subject to time-based vesting and performance-based vesting requirements, both of which must be satisfied in order for the Restricted Stock Award to vest.
The performance-based component will be satisfied in cumulative installments with respect to one-third of the shares subject to the Restricted Stock Award in the event that the Company attains per share stock price targets of $7.50, $10.00 and $12.50, respectively, for thirty consecutive trading days during the three-year performance period commencing on the grant date. If the first stock price target is attained during the performance period, then one-third of the shares will vest, subject to Mr. Wiffler’s continued service, on the date on which the Company’s compensation committee (the “Committee”) certifies that the target has been attained. If the second or third stock price target is attained during the performance period, then the one-third installment of shares subject to the applicable stock price target will vest with respect to 50% of such installment on the date on which the Committee certifies attainment of the target and 50% of such installment on the first anniversary of the certification date, in each case subject to Mr. Wiffler’s continued service.

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If Mr. Wiffler’s service is terminated due to his death or disability, the Restricted Stock Award will remain, for the one-year period or six-month period, respectively (but in no event beyond the last day of the performance period), following the termination date, outstanding and eligible to vest upon the attainment of the applicable performance goals (or upon a change in control, as described below). If Mr. Wiffler’s service is terminated due to his death or disability, or by the Company without cause, then any shares that only remain subject to time-vesting requirements will accelerate and vest.
In the event of a “change in control” (as defined in the Restricted Stock Award agreement) during the performance period, then (i) the first third of the Restricted Stock Award will accelerate and vest (if it hasn’t already vested due to the criteria noted above) immediately prior to the change in control, (ii) the second third of the Restricted Stock Award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $10.00, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $7.50 and $10.00, and (iii) the last third of the Restricted Stock Award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $12.50, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $10.00 and $12.50.
Since October 2011, Mr. Wiffler has served as Senior Vice President of Operations with Genesis Healthcare, which is a national provider of skilled nursing and rehabilitation therapy services. Prior to joining Genesis Healthcare, Mr. Wiffler worked for approximately 18 years in various positions of increasing responsibility with Golden Living (including its predecessor company, Beverly Healthcare), which is also a national provider of skilled nursing and rehabilitation therapy services. From November 2006 until April 2011, Mr. Wiffler served as Vice President of Operations for Golden Living, and from April 2011 until September 2011 he served as Division President for Golden Living.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: April 10, 2014	/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Chief Administrative Officer and Secretary

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